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                                                                     EXHIBIT 14

                  [GLOBAL INDUSTRIAL TECHNOLOGIES, INC. LOGO]

FOR IMMEDIATE RELEASE
INVESTOR CONTACT: GEORGE PASLEY                      MEDIA CONTACT: LARRY NANCE
V.P. COMMUNICATIONS                 MANAGER, CORPORATE RELATIONS/PUBLIC AFFAIRS
214-953-4510                                                       214-953-4518
WEB SITE: PRNEWSWIRE.COM/GIX

                  GLOBAL INDUSTRIAL TECHNOLOGIES EXTENDS ITS
                    TENDER OFFER FOR A. P. GREEN INDUSTRIES

DALLAS, TEXAS (JUNE 26, 1998)--Global Industrial Technologies, Inc. (NYSE: GIX) announced today that it is extending its cash tender offer for all of the outstanding shares of common stock of A. P. Green Industries, Inc. (NYSE: APK) until 5:00 p.m., ET, on Tuesday, June 30, 1998. Global has been informed that the Federal Trade Commission has accepted for public comment the proposal Global made to resolve concerns identified by the FTC Staff, as described in Global's earlier release. The FTC has also granted early termination of the Hart-Scott-Rodino waiting period applicable to Global's purchase of shares of A.P. Green.

Global also announced that it has been advised by Harris Trust and Savings Bank, the Depositary for the tender offer, that as of 5:00 p.m., ET, on Thursday, June 25, 1998, approximately 6.8 million shares of common stock of A. P. Green had been validly tendered and not withdrawn, representing approximately 84% of the outstanding shares of common stock of A. P. Green.

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Statements the Company may publish, including those in this announcement, that are not strictly historical are "forward-looking" statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. Forward-looking statements involve known and unknown risks which may cause the Company's actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from the Company's expectations include, without limitation, changes in manufacturing and shipment schedules, delays in completing plant construction and acquisitions, currency exchange rates, new product and technology developments, competition within each business segment, cyclicity of the markets for the products of a major segment, litigation, significant cost variances, the effects of acquisitions and divestitures, and other risks described from time to time in the Company's SEC reports including quarterly reports on Form 10-Q, annual reports on Form 10-K and reports on Form 8-K.